Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-273427

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated January 19, 2024)

Kartoon Studios, Inc.

4,784,909 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated January 19, 2024 (the “Prospectus”) relating to the resale from time to time of up to 4,784,909 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of Kartoon Studios, Inc. (the Company”) by the Selling Stockholders identified in the Prospectus (the “Selling Stockholders”)

The purpose of this Prospectus Supplement No. 1 is solely to update the information in the table appearing under the caption “Selling Stockholders” commencing on page 9 of the Prospectus to reflect in the Selling Stockholder table a transfer of a Warrant to purchase up to 80,000 shares of Common Stock from Andrew Arno (“Arno”), a selling stockholder previously identified in the Prospectus, to Unterberg Legacy, LLC, another entity which as a result of such transfer is being substituted as a selling stockholder.

	Shares Beneficially Owned Prior to the Offering (1)		Number of Shares Being Registered	Shares Beneficially Owned after Sale of All Shares Registered Hereby
Name of Selling Stockholder	Number	Percent	Hereby (2)	Number	Percent
Unterberg Legacy, LLC (2)	80,000	*	80,000	—	—

__________________

*	Represents less than 1% of the outstanding Common Stock.
(1)	Assumes the exercise in full of the Warrant held by the selling stockholder, without regard to any limitations on exercise
(2)	James Satloff is the Managing Member of Unterberg Legacy, LLC and, as a result, maintains voting and investment power with respect to the securities held by Unterberg Legacy, LLC. The address of Unterberg Legacy, LLC is 10 Gracie Square, New York, NY 10028.

All of the other portions of the Prospectus remain unchanged.

This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

Our Common Stock is listed on The NYSE American LLC (the “NYSE American”) under the symbol “TOON.” On June 9, 2026, the last reported sale price of our Common Stock on the NYSE American was $0.75 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is June 10, 2026.